As filed with the U.S. Securities and Exchange Commission on November 28, 2025

Registration No. 333-261315

Registration No. 333-283838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-261315

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-283838

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lazydays Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	82-4183498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4042 Park Oaks Boulevard, Suite 350

Tampa, Florida 33610

Telephone: (813) 246-4999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald K. Fleming

Chief Executive Officer

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard, Suite 350

Tampa, Florida 33610

Telephone: (813) 246-4999

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Lazydays Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to deregister certain shares of its common stock, par value $0.0001 per share (the “Common Stock”), originally registered by the Company pursuant to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”):

●	Registration Statement on Form S-1 (No. 333-261315), filed with the Securities and Exchange Commission (the “SEC”) on November 23, 2021, as amended by Amendment No. 1 filed with the SEC on December 10, 2021, and declared effective on December 30, 2021, pertaining to the offer and sale of 57,098 shares of Common Stock, 20,000 shares of Series A Convertible Preferred Stock, 54,526 warrants, 198,758 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and 53,618 shares of Common Stock issuable upon exercise of the warrants (in each case, after giving effect to the 1-for-30 reverse stock split of the Common Stock effective on July 11, 2025 (the “Reverse Stock Split”)) from time to time in one or more offerings by the selling securityholders named therein; and

●	Registration Statement on Form S-1 (No. 333-283838), filed with the SEC on December 16, 2024, as amended by Amendment No. 1 filed with the SEC on January 3, 2025, and declared effective on January 7, 2025, pertaining to the offer and sale of 3,018,640 shares of Common Stock, warrants to purchase up to 339,806 shares of Common Stock and 339,806 shares of Common Stock issuable upon exercise of the warrants (in each case, after giving effect to the Reverse Stock Split) from time to time in one or more offerings by the selling securityholders named therein.

As previously disclosed, on October 6, 2025, the Company entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among (i) the Company, (ii) certain direct and indirect subsidiaries of the Company named therein (together with the Company, collectively, the “Sellers”), (iii) CIRV Group, LLC, a Florida limited liability company, and CIRV Group Real Estate Holdings, LLC, a Florida limited liability company (collectively, the “Purchasers”), and (iv) Jeffrey M. Hirsch, an affiliate of the Purchasers, pursuant to which the Sellers agreed to sell substantially all of their assets to the Purchasers, subject to the terms and conditions therein (the “Asset Sales”).

On October 14, 2025, in connection with the Company’s entry into the Asset Purchase Agreement and the transactions contemplated thereby, the Board of Directors of the Company and the Company’s stockholders approved an Amended Plan of Liquidation and Dissolution (the “Plan of Dissolution”) which provided that the Company may liquidate the Company’s remaining assets, if any, following the Asset Sales, whether by way of sale, assignment (which may include, without limitation, an assignment to one or more assignees for the benefit of the Company’s creditors) or other disposition or liquidation and dissolve the Company (the “Dissolution”).

After the completion of the final closing of the Asset Sales, on November 28, 2025, pursuant to the Plan of Dissolution, the Company entered into a general assignment by and between the Company and Lazy Liquidation, LLC, a California limited liability company (the “Assignee”), pursuant to which the Company transferred to the Assignee, in trust for the benefit of the Company’s creditors, all of the Company’s remaining assignable assets after the final closing of the Asset Sales.

On November 26, 2025, in accordance with the Plan of Dissolution, the Company filed with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the Delaware General Corporation Law with a future effective time of 5:30 p.m. Eastern time on November 28, 2025 (the “Dissolution Effective Time”) to effect the Dissolution.

In connection with the foregoing, the Company has determined to terminate the offerings of securities under the Registration Statements effective as of the Dissolution Effective Time.

Pursuant to the undertaking by the Company contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister, and does hereby remove from registration, any and all of the securities that remain unsold under the Registration Statements as of the Dissolution Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on November 28, 2025.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-1 Registration Statement in reliance on Rule 478 under the Securities Act of 1933.